EXHIBIT 23.1

Your Vision Our Focus

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 31, 2023, relating to the consolidated financial statements of Correlate Energy Corp. (formerly known as Correlate Infrastructure Partners Inc.) (the “Company”) as of and for the years ended December 31, 2022 and 2021 in the Company’s Registration Statement (No. 333-274999) on Form S-1/A, for the registration of its common stock.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus included in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

December 15, 2023

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Website: turnerstone.com

INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS